Exhibit 10.ii.f.

SUPPLY AGREEMENT

FEED GRADE PHOSPHATES (MONOCAL)

PHILIPPINES

DATE:	June 6, 2005

SELLER:	MOSAIC FERTILIZER LLC, d.b.a. MOSAIC FEED INGREDIENTS 8813 HWY 41 SOUTH RIVERVIEW, FL 33569

BUYER:	CARGILL PHILIPPINES GRAIN AND OILSEED CRUSH BUSINESS UNIT 1257 MAKATI CITY, METRO MANILA PHILIPPINES

PRODUCT:	MONOCALCIUM PHOSPHATE (MONOCAL)

SPECIFICATIONS:	TYPICAL MOSAIC SPECIFICATIONS

MARKET:	PHILIPPINES

PERIOD:	JUNE 2005 THROUGH MAY 2006

PRICING:	TO BE NEGOTIATED AT TIME OF PURCHASE

QUANTITY:	TO BE NEGOTIATED AT TIME OF PURCHASE

DELIVERY:	TO BE NEGOTIATED AT TIME OF PURCHASE

PAYMENT:	30 DAYS

TERMS:	MOSAIC TERMS AND CONDITIONS TO APPLY. (ATTACHED)

CARGILL, INCORPORATED	MOSAIC FERTILIZER, LLC

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A – TERMS AND CONDITIONS OF SUPPLY AGREEMENT

TO SELLER:    These terms and any general or supplemental conditions attached to this Supply Agreement are essential terms of this order. Our purchase from you is subject to the following terms and conditions (hereafter, “contract”):

1.	Acceptance. This contract: (a) shall be deemed to have been placed and accepted in, and shall be constituted in accordance with the laws of the State of Minnesota; (b) cannot be changed or modified or supplemented other than by a writing specifically calling such changes or modifications to the attention of Purchaser and signed by an authorized representative of Purchaser; (c) shall supersede any terms, conditions or provisions in any forms or documents heretofore or hereafter sent to Purchaser by Seller and becomes a binding contract on the terms set forth herein when accepted by Seller either by written acceptance by Seller’s authorized representative or if Seller does not object to the terms hereof within 10 days of receipt of this contract or by partial or complete performance.

2.	Price. Prices include all charges such as packaging, packing, customs, duties imposed before passage of title and all applicable taxes except sales use and other such taxes imposed upon the sale or transfer of goods.

3.	Warranties. Seller warrants that the fulfilling of this contract, including all phases of the growing and/or manufacturing process of the goods, does not constitute a violation of any federal, state or local law, or rule or regulation thereof. Seller agrees to defend and hold Purchaser completely harmless from any claims made against Purchaser arising out of any breaches of this warranty arising from any violation of federal, state or local law, or rules or regulations arising out of Seller’s fulfillment of this contract. Seller further warrants that the goods ordered hereunder are:

(a)	unencumbered;
(b)	to be delivered during the contract delivery period unless Purchaser agrees to change time of delivery;
(c)	free from defects in workmanship and material and, in the case of edibles, will be wholesome and fit for human and animal consumption and in compliance with the applicable provisions of every federal, state and local law, and rule and regulation thereof, foreign and domestic, and are in merchantable condition until they arrive at the specified destination, and are fit and sufficient for the use intended;
(d)	in conformity with the specifications, samples or other descriptions furnished by Seller to Purchaser or designated by Purchaser;
(e)	grown or manufactured in a facility or under conditions which are free of any contamination, microbiological or otherwise, which contamination would undermine the merchantability of the goods or would place such goods in possible non-compliance with any federal, state or local law or regulations; and
(f)	consistent with any implied warranties mandated by the laws of the state of the address Purchaser has shown on the face of the contract.

The warranties of Seller together with its service warranties and guarantees shall be enforceable not only by the Purchaser but also by its assigns and each successive customer. In addition, Seller agrees to pass any warranty benefits to Purchaser that Seller receives from its suppliers of any item purchased hereunder. Neither Seller nor Purchaser intent that the commodities sold hereunder be grown on any specific farm, tract of land or territory.

4.	Risk of Loss, Indemnification and Insurance. Legal and equitable title to merchandise ordered herein shall not pass to Purchaser until it is physically delivered pursuant to the terms and conditions of this contract and accepted by Purchaser by Purchaser’s authorized representative as being in compliance with all terms and conditions of this contract. Until such Purchaser’s acceptance of the goods, Seller shall continue to have title and lose the risk of any loss of or damage to the items purchased hereunder. Seller agrees to indemnify and hold harmless Purchaser, its stockholders, officers, directors, agents and employees, and shall maintain commercial general liability insurance, including personal injury, broad form property damage or personal injury of whatsoever nature or kind, arising out of or resulting from the fulfillment of this contract. Seller shall be responsible for loss or destruction or damage to property of Purchaser caused by the negligence or wrongful acts, or omissions of Seller, its employees, agents and subcontractors.

5.	Ownership of Intellectual Property. Purchaser and Seller agree that all rights, titles, and interest in any and all intellectual property (including discoveries, ideas, or improvements, whether patentable or not), which are conceived or made during or after the term of this contract and are based upon or arising from Purchaser’s information shall belong to Purchaser. No license or right is granted hereby to Seller, by implication or otherwise, with respect to or under any patent application, patent, claims of patent or proprietary rights of the Purchaser. In the event that Seller produces, works of partnership (“Works”) for Purchaser under this Agreement, such Works shall be deemed “works made for hire” and as such. Purchaser will receive all rights, title, and interest thereto. However, if any such Works are not determined to be “works made for hire,” Seller agrees to assign, and hereby assigns to Purchaser and its successors the entire right, title, and interest, in and to such Works.

6.

Assignment Rights.    (a) No assignment or transference, voluntarily or by operation of law of this contract or of any moneys due or to become due, hereunder shall be binding upon Purchaser without its written contract, and any such assignment or transfer without such prior written consent shall be null and void. Payment to any authorized assignee of any claim under this contract shall be subject to set-off or recoupment for any present or future claims which Purchaser may have against Seller. (b) Purchaser may assign its rights and obligations under this contract, including its proprietary rights, in whole or in part to any of its subsidiaries or affiliates, now or hereafter existing, without the consent of the Seller.

7.	Delivery Schedule. Time is of the essence in this contract. Contract deliveries are not paid for pounds. Seller agrees to deliver the goods hereby purchased in complete and satisfactory performance of all the terms and conditions of this contract on the date (or dates) specified on the face of this contract, and it is understood and agreed by the Seller that time is declared to be of the essence of this contract. It is further agreed by Seller that if such goods are not delivered in accordance with the obligations of this contract and at the time specified, Purchaser may request that Seller ship the goods by other than designated routing to expedite delivery, and Seller shall assume the difference for the additional cost of transportation. Seller shall inform Purchaser in writing by registered mail of any inability to deliver all or part of goods purchased herein per delivery schedule immediately when such inability to deliver become known to Seller, and in such an event. Purchaser in addition requiring expedited delivery, may cancel in whole or in part, this contract and purchase comparable goods elsewhere and hold Seller accountable for any loss or account thereof, and Purchaser is further relieved of any liabilities arising from such cancellation.

8.	Purchaser’s Right to Reject. Purchaser shall have the right, at its option, to reject and to be held harmless for such rejection, any part or all of the goods ordered herein and delivered to Purchaser and to remain same at Seller’s expense in any of the following instances: Purchaser shall also have a reasonable time after delivery or performance within which to inspect the goods or services; should delivery be made before or after date specified on this contract; should the goods or the conditions of the manufacturing or producing facility not be as represented of warranted; should Seller violate any terms or conditions of this contract, including nonconformity in any lot or installment delivered hereunder (in which case Purchaser may reject all or a portion); if there is an over-delivery, the excess, if accepted by Purchaser, shall be priced at the market close on day delivery is accepted; if there is under-delivery, or no delivery, Purchaser reserves the right to reject any shipment of sample grade commodity with heating, sour, musty, or COFO (commercially objectionable foreign odor) notations or otherwise distinctly low quality; commodity containing crotalaria seed will be rejected; commodity which has been irradiated will be rejected; Purchaser also has the right to require Seller to (i) repair or replace at Seller’s expense, including the cost of transportation for reshipment any and all reject goods; or (ii) refund the price of any or all rejected goods; or (iii) a combination of (i) and (ii); or (iv) itself repair or correct any rejected goods at Seller’s expense. In addition, Purchaser has the right to impose a reasonable service charge for handling, storing and returning any merchandise over shipped, rejected or not included in this contract.

9.	Default - Purchaser’s Right to Cancel. If Seller fails to perform or comply with any provision of this contract, including a breach of any of the warranties set forth in paragraph 3 or the occurrence of any of the grounds for rejection listed in paragraph 8 above, Purchaser may cancel this contract at any time prior to delivery in whole or in party and any or all other contracts between Seller and Purchaser, and Purchaser may consider such failure or noncompliance as a breach of this contract. In the event of Seller’s failure to perform any of the obligations hereunder, Purchaser may, at its option, recover from Seller its expenses, cancellation fees, foreign exchange losses, the order price less market value differential at the point of delivery, reasonable attorney’s fees, and any other actual, incidental, indirect, special or consequential damages, and may exercise any and all rights and remedies as may be available to Purchaser under the Uniform Commercial Code, common law or in equity. Purchaser expressly retains all its rights and remedies, provided by law and equity in the case of such breach and no action by Purchaser shall continue a waiver of any such rights or condition is found to be or becomes unsatisfactory to Purchaser or if Seller becomes insolvent as defined by the Uniform Commercial Code or in the event of the institution of any proceedings by or against Seller in bankruptcy or insolvency under any provisions of the Bankruptcy Act or the appointment of a receiver or trustee or any assignment for the benefit of conditions of Seller, whether or not Seller may otherwise be in default. Any cancellation arising from this subsection shall be considered as a cancellation resulting from the Seller’s default. No disputes or controversies of any nature between Purchaser and Seller arising out of or relating to this contract shall be settled by arbitration unless agreed to in writing by Purchaser.

10.	General Provisions. The paragraph headings in this contract are used for convenience only. They form no part of this contract and are in no way intended to alter or affect its meaning. The invalidity, in whole or in part, of any provisions of this contract shall not affect the validity or enforceability of any other of its provisions. This contract and the attachments and documents incorporated herein or referred to on the face of the contract constitutes the entire contract and understanding between the parties hereto and supersede all prior representations, understandings and contracts relating to the subject matter hereof. The waiver by Purchaser of any breach of any provision of this contract by Seller shall not be deemed to be a waiver of the breach of any other provision or provisions hereof or of any subsequent or continuing breach of such provision or provisions.

SELLER IS AN INDEPENDENT CONTRACTOR AND WILL NOT BE THE AGENT OF PURCHASER EXCEPT FOR THE SOLE PURPOSE OF TIMELY COMPLYING WITH COMMODITY REPORTING OBLIGATIONS OF THE U.S. AGRICULTURAL ACT-EXPORT REPORTING REGULATIONS. SELLER SHALL TIMELY FILE THE APPROPRIATE REPORTS IN THE NAME OF PURCHASER AND PROMPTLY DELIVER A COPY TO PURCHASER.

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